Exhibit 99.1

Pacific Premier Bancorp Appoints New Executive Vice President and Chief Financial Officer

Irvine, Calif., May 28, 2015 — Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that E. Allen Nicholson has been appointed  Executive Vice President and Chief Financial Officer of both Pacific Premier Bancorp, Inc. and Pacific Premier Bank effective June 22, 2015.  He will succeed Kent J. Smith, who has served as Chief Financial Officer of both companies since September 2009.

Steven R. Gardner, President and Chief Executive Officer of both Pacific Premier Bancorp, Inc. and Pacific Premier Bank said, “We are pleased to have Allen Nicholson join our executive management team at Pacific Premier, and look forward to the financial expertise he brings to our organization.  With nearly 20 years of experience in the banking and the financial services industry, we believe Allen will be instrumental as Pacific Premier continues to grow organically and through strategic acquisitions.  Allen has enjoyed an accomplished career, and we are confident that Pacific Premier provides him an excellent opportunity to continue to build upon his past successes.”

Mr. Gardner continued, “I want to thank Kent Smith for his service with Pacific Premier.  Since joining us, Kent has played a key role in helping us identify and integrate multiple acquisitions, during which period Pacific Premier has grown to $2.75 billion in total assets at March 31, 2015.  We wish Kent the very best.”

Mr. Nicholson started his career as a certified public accountant and auditor with Coopers & Lybrand LLP.  Mr. Nicholson subsequently served in various finance roles at Mellon Financial and its successor, BNY Mellon, in functional areas such as commercial banking, private banking, mortgage banking, wealth management, insurance services (life company, commercial agency, consumer agency) and brokerage services. Mr. Nicholson concluded his career at BNY Mellon as the Chief Financial Officer of  Mellon 1st Business Bank, which at the time had $3.5 billion in total assets, and as the Chief Financial Officer of BNY Mellon Wealth Management’s National Banking Business Line. In mid-2008, following the sale of Mellon 1st Business Bank to U.S. Bank Corp., Mr. Nicholson joined then two-year-old 1st Enterprise Bank as its Chief Financial Officer, which grew from $200 million in total assets as a de novo bank to an approximately $800 million institution when Mr. Nicholson departed in late 2014 in connection with its acquisition by CU Bancorp.  Mr. Nicholson most recently has served as Executive Vice President and Chief Financial Officer of Pacific Enterprise Bank. Mr. Nicholson received his bachelor’s degree in accounting from the University of Dayton and his MBA from Virginia Tech.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California. Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner

President/CEO

949.864.8000